Exhibit 10.3

FINAL

NONQUALIFIED TIME-VESTING STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of April 26, 2011 (the “Grant Date”), between Charter Communications, Inc., a Delaware corporation (the “Company”), and _______ (the “Optionee”).

Unless otherwise defined herein, terms defined in the Charter Communications, Inc. 2009 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Nonqualified Stock Option Agreement (the “Agreement”).

The undersigned Optionee has been granted an Option to purchase Shares of Class A common stock of the Company (“Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Vesting Schedule:	As provided in Section 4 of the Agreement.

Exercise Price per Share:	$55.12

Total Number of Shares under Option:	As shown in the Participant’s Merrill Lynch on-line grant account

Exercise Expiration Date:	April 26, 2021

(Such information as to exercise price, total number of options and exercise expiration date are shown on the Optionee’s Merrill Lynch on-line grant account.)

Charter Communications, Inc.

Abigail T. Pfeiffer, SVP - Human Resources

I, the undersigned, agree to this grant of an Option to purchase Shares of the Company, acknowledge that this grant is subject to the terms and conditions of the Plan and this Agreement, and have read and understand the terms and conditions set forth in Sections 1 through 22 of this Agreement.

_____________________________________________
Optionee

1.	Grant of Option.

1.1 The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the Total Number of Shares under Option set forth above, subject to, and in accordance with, the terms and conditions set forth in this Agreement.

1.2 The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

1.3 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Purchase Price.

The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be the Exercise Price per Share set forth above.

3.	Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the “Exercise Term”) and shall expire as of the tenth (10th) anniversary of the Grant Date (“Exercise Expiration Date”); provided, however, that the Option may be earlier or later terminated as provided under the terms of the Plan and this Agreement.

4.	Vesting of Option.

4.1 Time-Vesting Options.

(a) Normal Vesting.  Unless otherwise provided in this Agreement or the Plan, the Option granted hereunder shall vest as follows, subject to the Optionee’s continued employment with the Company or its Subsidiaries on each such vesting date:

(i) Tranche I Options.  One-third (1/3) of the Option (the “Tranche I Options”) shall become vested and exercisable in four (4) pro rata equal installments on each of the first four (4) anniversaries of the applicable Vesting Commencement Date.  The Vesting Commencement Date for the Tranche I Options shall be the Grant Date.

(ii) Tranche II Options. One-third (1/3) of the Option (the “Tranche II Options”) shall become vested and exercisable in four (4) pro rata equal installments on each of the first four (4) anniversaries of the applicable Vesting Commencement Date.  The applicable Vesting Commencement Date for the Tranche II Options shall be December 31, 2011.

(iii) Tranche III Options. One-third (1/3) of the Option (the “Tranche III Options”) shall become vested and exercisable in four (4) pro rata equal installments on each of the first four (4) anniversaries of the applicable Vesting Commencement Date.  The applicable Vesting Commencement Date for the Tranche III Options shall be December 31, 2012.

Each right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term.  Notwithstanding any fractional number of Shares resulting from the application of the foregoing percentages or vesting provisions below, the Option shall only be exercisable with respect to a whole number of Shares.

(b) Certain Terminations.  Notwithstanding anything to the contrary set forth in any employment agreement between the Optionee and the Company, the Plan or this Agreement, upon the termination of employment of the Optionee (i) by the Company, or any of its Subsidiaries, for Cause, by the Optionee without Good Reason or as a result of the Optionee’s Retirement, any unvested portion of this Option shall be cancelled and forfeited, or (ii) as a result of the Optionee’s death or Disability or by the Company, or any of its Subsidiaries, without Cause or by the Optionee for Good Reason, subject to Section 4.1(c) hereof: (A) all Non-Eligible Options shall immediately be canceled and forfeited; (B) all unvested Eligible Options that do not vest pursuant to Section 4.1(b)(ii)(C) hereof shall be canceled and forfeited; and (C) a pro-rata portion of the Eligible Options that would otherwise vest on the next regularly scheduled vesting date (based on the portion of the vesting year that has elapsed as of such termination) shall vest and become exercisable as of the date of such termination.

(c) Change in Control.  Notwithstanding anything to the contrary set forth in Section 4.1(b) hereof, any employment agreement between the Optionee and the Company, the Plan or this Agreement, if, within thirty (30) days prior or twelve (12) months following the completion of a Change in Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Optionee’s employment without Cause or the Optionee terminates his or her employment for Good Reason, all unvested Eligible Options shall immediately vest and become exercisable.  All Non-Eligible Options shall be canceled and forfeited upon a Change in Control.

(d) Examples.  By way of example, assume Employee A is granted an aggregate of 168 Options on April 30, 2011.

(i) Termination Example.  If Employee A is terminated by the Company without Cause or terminates his employment for Good Reason on June 30, 2013, Employee A will have (A) 56 Eligible Tranche I Options of which 28 options will have time-vested and 2 options will vest and become exercisable on the date of such termination based upon Employee A’s two months of service in 2013 following the first anniversary of the Grant Date (14 options vesting on the next regularly scheduled vesting date with two-twelfths (2/12) of the year of service), (B) 56 Eligible Tranche II Options of which 14 options will have time-vested and 7 options will vest and become exercisable on the date of such termination based upon Employee A’s six months of service in 2013, and (C) 56 Eligible Tranche III Options of which 0 options will have vested and 7 options will vest and become exercisable on the date of such termination.

(ii) Change in Control Example.  If Employee A is terminated by the Company without Cause or terminates his employment for Good Reason on the date of a Change in Control that is completed on January 31, 2012, Employee A will have (A) 56 Eligible Tranche I Options, all of which will vest and become exercisable, (B) 56 Eligible Tranche II Options, all of which will vest and become exercisable, and (C) 56 Tranche III Options, none of which will be Eligible Tranche III Options because the Vesting Commencement Date for the Tranche III Options will not have commenced as of January 31, 2012, and all of which will be canceled and forfeited as of the date of such termination.

4.2 Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of all or any portion the Option at any time and for any reason.

5. Definitions.  For purposes of this Agreement, the following terms shall have the following definitions.

5.1 “Change in Control” shall mean (a) in the case where there is an employment agreement in effect between the Company and the Optionee on the Grant Date that defines “change in control” (or words of like import), “change in control” as defined under such agreement or (b) in the case where there is no employment agreement in effect between the Company and the Optionee on the Grant Date that defines “change in control” (or words of like import), “change in control” as defined in the Plan.

5.2 “Eligible Options” shall mean the Tranche I Options, Tranche II Options, and Tranche III Options with respect to which the Vesting Commencement Date has occurred as of the relevant date.

5.3 “Eligible Tranche I Options” shall mean the Tranche I Options with respect to which the Vesting Commencement Date has occurred as of the relevant date.

5.4 “Eligible Tranche II Options” shall mean the Tranche II Options with respect to which the Vesting Commencement Date has occurred as of the relevant date.

5.5 “Eligible Tranche III Options” shall mean the Tranche III Options with respect to which the Vesting Commencement Date has occurred as of the relevant date.

5.6 “Non-Eligible Options” shall mean the Tranche I Options, Tranche II Options, and Tranche III Options with respect to which the Vesting Commencement Date has not occurred as of the relevant date.

5.7 “Vesting Commencement Date” shall mean the date on which a specified tranche of this Option first becomes eligible to vest as specified in Sections 4.1(a)(i), 4.1(a)(ii), 4.1(a)(iii), respectively.

6.	Manner of Exercise and Payment.

6.1 Subject to the terms and conditions of this Agreement and the Plan, the vested portion of the Option may be exercised by delivery of written notice in person, electronically or by mail to the Plan Administrator (or his or her designee).  Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option.  If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Plan Administrator (or his or her designee) who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

6.2 The notice of exercise described in Section 6.1 hereof shall be accompanied by (a) the full purchase price for the Shares in respect of which the Option is being exercised, in cash, by check, by transferring Shares to the Company having a Fair Market Value on the date of exercise equal to the cash amount for which such Shares are substituted, or in such other manner as may be permitted by the Committee in its discretion, and (b) payment of the Withholding Taxes as provided by Section 12 of this Agreement, and in the manner as may be permitted by the Committee its discretion pursuant to Section 12 of this Agreement.

6.3 Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to the terms of the Plan, take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

6.4 Except as otherwise provided in Section 10, the Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

7.	Exercisability upon Termination of Employment.

If the employment of the Optionee is terminated as a result of death, Disability or Retirement, the vested portion of the Option shall continue to be exercisable in whole or in part at any time, but in no event after the Exercise Expiration Date, for six (6) months after the date of such termination.  If the employment of the Optionee is terminated for Cause, the entire Option (whether or not vested) shall terminate effective immediately prior to the Optionee’s termination of employment.  If the employment of the Optionee is terminated for any reason other than death, Disability or Retirement or for Cause (including, without limitation, the Optionee’s ceasing to be employed by a Subsidiary or Division as a result of the sale of such Subsidiary or Division or an interest in such Subsidiary or Division or a termination of employment by the Optionee with or without Good Reason), then the vested portion of the Option shall continue to be exercisable in whole or in part at any time, but in no event after the

Exercise Expiration Date, (x) with respect to an Optionee who upon termination of employment as an employee remains an Eligible Individual, for six (6) months following such date as the Optionee is no longer an Eligible Individual or (y) with respect to an Optionee who is receiving severance payments, for six (6) months following the date of the cessation of such payments, provided, however, in no event shall the Option remain outstanding following the eighteen (18) month anniversary of the date of termination of employment.

8.	Nontransferability.

The Option shall not be transferable other than by will or by the laws of descent and distribution.  During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee.

9.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company, or any Subsidiary or Affiliate of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee’s employment or service at any time.

10.	Adjustments.

10.1 Change in Capitalization.  In the event of a Change in Capitalization, the Committee shall make appropriate adjustments to (i) the number and class of Shares or other stock or securities subject to the Option, or (ii) the purchase price for such Shares or other stock or securities.  The Committee’s adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

10.2 Dividends and Other Distributions.  If the Company (i) makes distributions (by dividend or otherwise), (ii) grants rights to purchase securities to existing shareholders as a group, or (iii) issues securities to existing shareholders as a group (other than pursuant to (a) any equity awards granted under the Company’s equity incentive compensation plans or (b) warrants issued with an exercise price equal to the Fair Market Value on the date of grant), in the case of clauses (ii) and (iii) at a price below Fair Market Value, and in each case of clauses (i), (ii) and (iii), (an “Extraordinary Distribution”), then to reflect such Extraordinary Distribution, this Option shall be adjusted to retain the pre-Extraordinary Distribution spread by decreasing the Exercise Price, in a manner consistent with Section 409A of the Code; provided that with respect to any vested portion of this Option, the Committee, in its sole discretion, may provide that, in lieu of such adjustment, the Optionee shall be entitled to receive the amount of, and the benefits and rights associated with, such Extraordinary Distribution in the same form and on the same terms as the Extraordinary Distribution paid or provided to the Company’s shareholders based upon the number of Shares underlying such vested portion of the Option.  Any adjustment described in this Section 10.2 shall be implemented in accordance with, and to the extent permitted by, Treasury Regulation § 1.409A-1(b)(5)(v)(D).

11.	Effect of a Merger, Consolidation or Liquidation.

Subject to the terms of the Plan and this Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”) that does not constitute a Change in Control, the Options shall continue in effect in accordance with their respective terms, except that the Committee may, in its discretion, do one or more of the following: (i) shorten the period during which the Options are exercisable (provided they remain exercisable for at least thirty (30) days after the date on which notice of such shortening is given to the Optionee); (ii) accelerate the vesting schedule with respect to the Options, (iii) arrange to have the surviving or successor entity assume the Options or grant replacement Options with appropriate adjustments in the exercise prices, and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Options or their replacements represent the right to purchase or receive the stock, securities or other property (including cash) as may be issuable or payable as a result of such Transaction with respect to or in exchange for the number of Shares purchasable and receivable upon the exercise of the Options had such exercise occurred in full prior to the Transaction, or (iv) cancel the Options upon the payment to the Optionee in cash of an amount that is equal to the Fair Market Value of the Shares subject to the Option or portion thereof over the aggregate exercise price for such Shares under the Option or portion thereof surrendered at the effective time of the Transaction.  The treatment of any Option as provided in this Section 11 shall be conclusively presumed to be appropriate for purposes of Section 10 of the Plan.

12.	Withholding of Taxes.

At such times as the Optionee recognizes taxable income in connection with the receipt of Shares hereunder (a “Taxable Event”), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares.  The Company shall have the right to deduct from any payment to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes.  In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election (the “Tax Election”), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.  Notwithstanding the foregoing, the Committee may, in its discretion, provide that an Optionee shall not be entitled to exercise his or her Options for which cash has not been provided by the Optionee with respect to the applicable Withholding Taxes.

13.	Excise Tax Limitation.

13.1 Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of the Optionee by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Optionee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Optionee received the entire amount of such Total Payments.  Unless the Optionee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing in accordance with Code Section 409A, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by the Optionee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Optionee’s rights and entitlements to any benefits or compensation.

13.2 The determination of whether the Total Payments shall be reduced as provided in Section 12.2(a) of the Plan and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four largest accounting firms in the United States or at the Company’s expense by an attorney selected by the Company.  Such accounting firm or attorney (the “Determining Party”) shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Optionee within thirty (30) days of the termination of Optionee’s employment.  If the Determining Party determines that no Excise Tax is payable by the Optionee with respect to the Total Payments, it shall furnish the Optionee with an opinion reasonably acceptable to the Optionee that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Optionee.  If the Determining Party determines that an Excise Tax would be payable, the Optionee shall have the right to accept the Determination of the Determining Party as to the extent of the reduction, if any, pursuant to Section 12.2(a) of the Plan, or to have such Determination reviewed by an accounting firm selected by the Optionee, at the Optionee’s expense.  If the Optionee's accounting firm and the Determining Party do not agree, a third accounting firm shall be jointly chosen by the Determining Party and the Optionee, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and the Optionee.

14.	Optionee Bound by the Plan.

The Optionee hereby acknowledges that the Optionee may receive a copy of the Plan upon request to the Plan Administrator and agrees to be bound by all the terms and provisions of the Plan.

15.	Entire Agreement; Modification of Agreement.

This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and, except as otherwise specifically provided herein, supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  For the avoidance of doubt, the Optionee acknowledges and agrees that, notwithstanding anything to the contrary set forth in any employment agreement between the Optionee and the Company, the vesting of the Option, including, without limitation, upon a termination of the Optionee’s employment and upon a Change in Control, shall be governed by the terms of this Agreement.  This Agreement may be modified, amended, suspended or terminated by the Committee in its discretion at any time, and any terms or conditions may be waived by the Committee in its discretion at any time; provided, however, that all such modifications, amendments, suspensions, terminations or waivers that shall adversely effect an Optionee shall only be effective pursuant to a written instrument executed by the parties hereto.

16.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

17.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

18.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Optionee’s legal representatives.  All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators, successors.

19.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

20.	Acquired Rights.

The Optionee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Optionee any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Optionee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

21.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

22.	Compliance with Laws.

The issuance of the Option (and the Shares acquired upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of any Securities Laws and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue the Option or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

23.	Company Recoupment.

The Optionee’s right to the Option granted hereunder and the Shares acquired upon exercise of the Option shall in all events be subject to any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.